Exhibit 21

BBCN BANCORP, INC.

SUBSIDIARIES CHART

BBCN BANK SCHOLARSHIP FOUNDATION

BBCN BANCORP, INC.

Opened 8/31/2001 California Corp.
Los Angeles, CA	Opened 11/16/2000 Delaware Corp. Los Angeles, CA

100% ownership	100% ownership	100% ownership	100% ownership	100% ownership	100% ownership

BBCN BANK	NARA CAPITAL TRUST III	NARA STATUTORY TRUST IV	NARA STATUTORY TRUST V	NARA STATUTORY TRUST VI	CENTER CAPITAL TRUST I

Opened 3/1986 California Corp.	Opened 6/5/2003	Opened 12/17/2003	Opened 12/22/2003	Opened 3/22/2007 Delaware Trust	Opened 12/29/2003 Delaware Trust
Los Angeles, CA	Los Angeles, CA	Los Angeles, CA	Los Angeles, CA	Los Angeles, CA	Los Angeles, CA